Exhibit 10.1

REALOGY HOLDINGS CORP.
SEVERANCE PAY PLAN
FOR
EXECUTIVES

Effective as of October 31, 2018

REALOGY HOLDINGS CORP. SEVERANCE PAY PLAN FOR EXECUTIVES
TABLE OF CONTENTS
ARTICLE I – INTRODUCTION……………………………………………………………………...…1
ARTICLE II – DEFINITIONS……………………………………………………………………...……1
ARTICLE III – SEVERANCE PAYMENTS AND BENEFITS.....………….…………………………6
3.1 Termination by the Company for Cause or by Participant Other Than for Good Reason…......…...….6
3.2 Termination by the Company for Disability……………………………………………………….......6
3.3 Termination by Reason of Death….…………….……..…………………….……………………........7
3.4 Termination by the Company Without Cause or by Participant for Good Reason Not in
Connection with a Change in Control ….…………………….……….......…..............………………...….7
3.5 Termination by Participant for Retirement………………………...………………......………...…….8
3.6 Termination by Participant Other Than for Good Reason. ……………….…………….........………..9
3.7 Release of Claims…………………………………………………………………………….......…….9

ARTICLE V – TERMINATION, AMENDMENT OR MODIFICATION……..….……………...….16
ARTICLE VI– MISCELLANEOUS......……………….………..…………………………………...…17

6.13 Inconsistencies……......….….……….……..…………………………………………….…..…..…19
6.14 Beneficiaries/References.........…….……..……………………………………………….…..…..…19
6.15 Survivorship…….……….….....………..…..…………………………………………….…..…..…20
6.16 Severability……...…….….……....….……..…………………………………………….…..…..…20
6.17 Non-transferability…….….……….....……..…………………………………………….…..…..…20
6.18 Non-Duplication of Benefits…...….…....…..…………………………………………….…..…..…20
6.19 Certain Rules of Construction…...….…........…………………………………………….…..…..…20
APPENDIX I……………………….........……………….………..………………………………..…..A-1
APPENDIX II…………………….........……………….………..………………………….…...……...B-1

ARTICLE I – INTRODUCTION
The Company hereby establishes the Realogy Holdings Corp. Severance Pay Plan for Executives, effective as of October 31, 2018, to provide severance benefits to certain executives of the Company and its Affiliates who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b). In the event that the Plan does not meet the requirements of a “severance pay arrangement” or “severance pay plan” as described above, the Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan may not be amended or changed except in accordance with the provisions set forth below.
ARTICLE II - DEFINITIONS
2.1    Definitions. The following definitions and interpretations of important terms apply to the Plan:

(a)
“Accrued Compensation” means (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) any annual bonus earned but unpaid in respect of any completed fiscal year ending on or preceding the Termination Date; (iii) reimbursement for any and all monies advanced or expenses incurred in connection with a Participant’s employment for reasonable and necessary expenses incurred by the Participant on behalf of the Company for the period ending on the Termination Date in accordance with the Company’s expense reimbursement and travel and entertainment policies in effect from time to time; (iv) any accrued and unpaid vacation pay in accordance with the terms of the Company’s vacation policy as in effect from time to time; (v) any previous compensation that a Participant has deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Participant’s Termination Date; (vi) and any amount or benefit as provided under any plan, program, agreement or corporate governance document of the Company or its Affiliates that are then-applicable, in accordance with the terms thereof.

(b)
“Affiliate” means: (i)    in the case of the Company, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; and (ii)    in the case of an individual: (A) any member of the immediate family of a Participant, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual or one or more members of such immediate family and/or Participant’s lineal descendants; (B) the legal representative or guardian of the individual or of any such immediate family member in the event the individual or any such immediate family member becomes mentally incompetent; and (C) any person controlling, controlled by or under common control with a Participant.
As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.
As used in this definition, the term “person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c)	“Base Salary” means a Participant’s annual base salary or wages immediately prior to the Termination Date (without regard to any reduction therein which constitutes Good Reason, if applicable).

(d)	“Board” means the Board of Directors of the Company.

(e)
“Cause” means (i) a Participant’s willful failure to substantially perform his or her duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, (iii) a Participant’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) a Participant’s indictment for a charge of commission of a felony or any crime involving moral turpitude, (v) a Participant’s gross negligence in the performance of his or her duties, (vi) a Participant purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (vii) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of a Participant’s duties to the Company, (viii) a breach of fiduciary duty and/or (ix) a material breach by a Participant of any of the terms and conditions of his or her employment, the Realogy Holdings Corp. Restrictive Covenant Agreement or a material breach of any of Participant’s representations to the Company.

A termination will not be for “Cause” pursuant to clause (i), (ii), (v) or (ix) of this Section 2.1(e) of the Plan to the extent such conduct is curable, unless the Company shall have notified Participant in writing describing such conduct and Participant shall have failed to cure such conduct within ten (10) business days after her receipt of such written notice.

(f)
“Change in Control” means one of the following events: (i) the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or (ii) the members of the Incumbent Board, cease for any reason to constitute at least a majority of the Board; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, if (1) the shareholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (2) immediately following the merger or consolidation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such merger or consolidation (or, if the entity resulting from such merger or consolidation is then a subsidiary, the ultimate parent thereof); or (iv) a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.

(g)	“COBRA” means The Consolidated Omnibus Budget Reconciliation Act of 1985.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Realogy Holdings Corp., its majority owned United States subsidiaries, its Affiliates, and any successors thereto.

(j)	“Director” means any individual who is a member of the Board.

(k)	“Disability” means (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. Whether a Participant has incurred a “Disability” shall be determined by a physician selected by the Company or its insurers.

(l)	“Effective Date” means October 31, 2018.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)	“Excise Tax” means any excise tax imposed under Section 4999 of the Code or any successor provision thereto.

(o)
“Good Reason” means any of the following actions taken by the Company without Participant’s consent: (i) a reduction in Base Salary (not including any diminution in Base Salary up to 10% in connection with a broader compensation reduction that applies similarly to all senior executives of the Company) without Participant’s consent and (ii) a material reduction of Participant’s duties and responsibilities to the Company, other than any such reduction resulting from incapacity due to physical or mental illness (but which would not include any promotion or lateral assignment).

(p)	“Incentive Compensation” means a Participant’s individual target eligible funding as indicated in Appendix I hereto.

(q)
“Incumbent Board” means the Directors who, as of the Effective Date, are members of the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of members of the Board of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Board then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

(r)
“Notice of Participation” means the Notice of Participation in the form provided by the Company to a Participant, which if executed by such Participant will acknowledge his or her acceptance to be bound by the terms of the Plan.

(s)
“Notice of Termination” means a notice that indicates a termination date, the specific termination provision relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated. For purposes of this Plan, no purported termination of Participant’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

(t)
“Participant” means an individual who: (i) is listed in Appendix I hereto; (ii) has signed and provided to the Company a Notice of Participation; (iii) has entered into a Realogy Holdings Corp. Executive Restrictive Covenant Agreement with the Company; and (iv) is not subject to an individual executive severance agreement with the Company. An individual shall cease being a Participant under this Plan once payment of all Severance Pay and other benefits due to the Participant under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant.

(u)	“Plan” means the Realogy Holdings Corp. Severance Pay Plan for Executives, as set forth herein, as may be amended from time to time.

(v)	“Plan Administrator” means the Board or such other person or committee appointed from time to time by the Board to administer the Plan.

(w)
“Pro-Rata Bonus” means an amount equal to the Incentive Compensation that a Participant would have been entitled to receive in respect of the fiscal year in which Participant’s Termination Date occurs, had Participant continued in employment through the date the payment is made, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Participant shall be multiplied by a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365.

(x)
“Realogy Holdings Corp. Executive Restrictive Covenant Agreement” means the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, in the form provided by the Company to a Participant, which if executed by such Participant will acknowledge his or her acceptance to be bound by its terms.

(y)
“Retirement” means a Termination (other than for Cause) after attaining eligibility for Retirement. Participant attains eligibility for Retirement upon the earlier of (i) age 65 or (ii) age 55 with at least ten (10) whole years of consecutive service with the Company and all Affiliates. For the avoidance of doubt, the phrase “consecutive service” in the preceding sentence shall not include time spent by the Participant: (x) as a consultant or advisor to the Company or its Affiliates following a “separation from service” within the meaning of Section 409A of the Code; (y) engaged as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands; or (z) employed with or providing services to any business acquired by the Company or any Affiliate prior to the time such business was acquired by the Company or any Affiliate or employed with or providing services to any business after the time such business was divested by the Company or any Affiliate.

(z)	“Severance Pay” means the payment determined pursuant to Article III hereof.

(aa)
“Separation Agreement and General Release of Claims” means the Separation Agreement and General Release of Claims in a form that is satisfactory to the Company provided by the Company to a Participant in connection with his or her termination of employment with the Company, which if executed by the Participant (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company from liability for any and all claims. The Separation Agreement and General Release of Claims also may, in the complete and sole discretion of the Company, include provisions on: non-competition; non-solicitation of customers, employees and other parties; confidentiality of the Separation Agreement and General Release of Claims; confidentiality of Company information; non-disparagement of the Company and its affiliated parties and individuals; return of Company property; cooperation with litigation; and such other provisions the Company deems necessary to protect its interest and those of its Affiliates.

(ab)
“Termination” means the termination of a Participant’s employment by the Company or the Participant for any reason specified in Sections 3.1 through 3.6 of the Plan. A Participant will not be considered to have incurred a Termination for purposes of the Plan if he or she is entitled to a payment or benefit under the Realogy Holdings Corp. Change in Control Plan for Executives.

(ac)	“Termination Date” means the date on which a Participant incurs a Termination.

(ad)
“Total Payment” means the amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid to the Participant by the Company or any Affiliate of the Company.

(ae)	“Without Cause” means the termination of a Participant’s employment by the Company for reasons other than Cause, Disability or death.
ARTICLE III – SEVERANCE PAYMENTS AND BENEFITS
3.1    Termination by the Company for Cause. If a Participant’s employment is terminated by the Company for Cause, the Company shall pay or provide the Participant with the Participant’s Accrued Compensation, payable as soon as practicable following such termination of employment in accordance with applicable law.
3.2    Termination by the Company for Disability. If a Participant’s employment is terminated by the Company for Disability, the Company shall pay or provide to the Participant:

(a)	the Accrued Compensation, payable as soon as practicable following such termination of employment in accordance with applicable law; and

(b)	the Pro-Rata Bonus, payable in a lump sum payment at the time such bonus or incentive awards are payable to other senior level executives.
A Participant shall be entitled to the compensation and benefits provided for under this Section 3.2 of the Plan for any period prior to Participant’s termination by reason of Disability during which the Participant is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives (without duplication of compensation and benefits payable under any applicable disability policies and/or Company sponsored accidental death and dismemberment insurance plans).
3.3    Termination by Reason of Death. If a Participant’s employment is terminated by reason of Participant’s death, the Company shall pay or provide to the Participant’s beneficiaries:

(a)	the Accrued Compensation, payable as soon as practicable following such termination of employment in accordance with applicable law;

(b)	the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other senior level executives; and

(c)
a death insurance benefit in the amount of two and a half times the Participant’s Base Salary at the time of death (which shall be inclusive of any Company provided life insurance policy and/or Company sponsored accidental death and dismemberment insurance plans applicable to the Participant) up to $2 million, subject to the Participant’s eligibility of insurability.

3.4    Termination by the Company Without Cause or by Participant for Good Reason Not in Connection with a Change in Control. If a Participant’s employment is terminated by the Company Without Cause (other than on account of the Participant’s death or Disability) or by a Participant for Good Reason, in either case, not in connection with a Change in Control, the Company shall pay or provide to the Participant:

(a)	the Accrued Compensation, payable as soon as practicable following such termination of employment in accordance with applicable law;

(b)
Subject to Participant’s compliance with Section 3.7 hereof and the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other employees;

(c)
Subject to Participant’s compliance with Section 3.7 hereof and the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, one (1) times the sum of the Participant’s Base Salary and Incentive Compensation, which shall be made in twelve (12) equal monthly installments, with the first installment payable in the first regular payroll occurring following the sixtieth (60th) day following the Termination Date;

(d)
Subject to Participant’s compliance with Section 3.7 hereof and the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, continued coverage for the Participant and the Participant’s dependents, if applicable, under the terms of the medical or dental program or policy as in effect from time to time at the Company for eighteen (18) months following Termination (which such 18 month period shall run concurrently with the COBRA period and which coverage shall become secondary to any Medicare coverage for which Participant becomes eligible) and the Participant shall pay for such benefits at the same cost that active employees of the Company are required to pay for such benefits from time to time; provided, however, the Company and the Participant shall cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code; provided, further, continued coverage shall cease at such time as the Participant becomes eligible for coverage with a subsequent employer; and

(e)
Subject to Participant’s compliance with Section 3.7 hereof and the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, outplacement services that are directly related to the type of services the Participant provided to the Company and are actually provided by an outplacement services firm for the 12-month period beginning on the Participant’s Termination Date on, or until Participant begins other full-time employment with a new employer, whichever occurs first, paid by the Company; provided, however, the cost of the outplacement services may not exceed $50,000.

In order to be eligible for benefits under this Section 3.4 in the event of a termination of employment for Good Reason, a Participant must provide notice of the existence of the Good Reason condition within ninety (90) days of the date Participant learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder. In the event the Company is unable to remedy the Good Reason condition in all material respects within the thirty (30) day period, Participant’s employment with the Company shall terminate for Good Reason at the expiration of the thirty (30) day period.
3.5    Termination by Participant for Retirement. If a Participant’s employment is terminated due to the Participant’s Retirement, the Company shall provide the Participant with the following payments and benefits:

(a)	the Accrued Compensation, payable as soon as practicable following such termination of employment in accordance with applicable law; and

(b)
Subject to Participant’s compliance with Section 3.7 hereof and the Realogy Holdings Corp. Executive Restrictive Covenant Agreement, the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other senior level executives.

For the avoidance of doubt, Participant’s Retirement shall not be deemed a termination of employment other than for Cause, Disability or death or a termination of employment for Good Reason.
3.6    Termination by Participant Other Than for Good Reason. If a Participant’s employment is terminated by the Participant for any reason, other than for Good Reason or Retirement, the Company shall pay or provide the Participant with the Participant’s Accrued Compensation. A Participant may voluntarily terminate his or her employment other than for Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Participant’s employment, and the Company may, in its sole discretion, select any date within such notice period as the effective date for Participant’s termination of employment Without Good Reason.
3.7    Release of Claims. Entitlement to the payments described in Sections 3.4(b), (c), (d) and (e) and Section 3.5(b) of the Plan shall be conditioned on a Participant: (i) complying with the Realogy Holdings Corp. Executive Restrictive Covenant Agreement; and (ii) delivering to the Company, a signed Separation Agreement and General Release of Claims in the form of Appendix II hereto within forty-five (45) days or twenty-one (21) days, as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, or such other time as necessary to comply with State law, following the Participant’s Termination Date, and not revoking Participant’s consent to such release of claims within seven (7) days of such execution; provided, however, that Participant shall not be required to release any rights a Participant may have under any indemnification agreement entered into between Participant and the Company provided, further, that in no event shall the timing of a Participant’s execution (and non-revocation) of the general release, directly or indirectly, result in a Participant designating the calendar year of payment, and to the extent required to avoid the imposition of additional tax under Section 409A of the Code, if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.
3.8    Clawback Policy. All payments under the Plan shall be subject to recovery by the Company to the extent required by law or, notwithstanding anything to the contrary in the Clawback Policy as in effect from time to time, under the Clawback Policy in the event Participant breaches his or her covenants as set forth in the Realogy Holdings Corp. Executive Restrictive Covenant Agreement.
3.9    Certain Tax Treatment. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Company and a Participant, or any incentive arrangement or plan offered by the Company), in the event that the Total Payments paid to the Participant would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject the Participant to an Excise Tax, the provisions of this Section 3.9 of the Plan shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Total Payment exceeds the amount which can be paid to a Participant without Participant incurring an Excise Tax, then, solely to the extent that the Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax, as determined by a nationally recognized accounting firm designated by the Company prior to the occurrence of the Change in Control, the amounts payable to Participant under this Plan (or any other agreement by and between the Participant and Company or any of its Affiliates or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax. In the event a Participant receives reduced payments and benefits as a result of application of this Section 3.9, the Participant shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and the Participant or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the reduced payments, subject to the following sentence. Reduction shall be made in the following order: (i) at the discretion of the Participant, payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code, (ii) payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first, (iii) at the discretion of the Participant, payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code and (iv) payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first.
3.10    Section 409A. The Company intends for the payments and benefits under this Plan to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section and intend that this Plan shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to a Participant under Article III of this Plan until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or Participant’s death, if earlier), (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, (iv) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to Participant under this Agreement shall be paid to Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.
ARTICLE IV – CLAIMS PROCEDURE
4.1    Claim for Benefits. All Participants will automatically receive the benefits to which they are eligible under the Plan. If an individual is denied any benefit under the Plan, the claimant may file a claim with the Plan Administrator. The claim must be in writing and must be received by the Plan Administrator within one hundred eighty (180) days of the date of termination with the

Company. The Plan Administrator shall review the claim itself or appoint an individual or entity to review the claim. The claimant shall be notified within ninety (90) days after receipt of the claim by the Plan Administrator, whether the claim is allowed or denied, unless the claimant receives written notice prior to the end of the ninety (90) day period stating that circumstances require an extension of time for a decision and the date that a decision is expected to be provided to the claimant, which shall not exceed one hundred eighty (180) days after the claim is filed. If a claim is denied, the notification shall set forth, in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	reference to the specific Plan provisions on which the determination is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	a description of the Plan’s review procedures and the time limits applicable to such procedures.
Failure to receive notification within the ninety (90) or one hundred eighty (180) day period, if applicable, shall be deemed a denial of the claim.
4.2    Appeal. An individual whose claim for benefits has been denied may request review by the Plan Administrator of the denied claim by notifying the Plan Administrator in writing within sixty (60) days after receipt of the notification of claim denial or, if written notice is not provided, within sixty (60) days after the expiration of the ninety (90) or one hundred and eighty (180) day period, if applicable, described in Section 4.1 of the Plan. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit comments, documents, records, and other information relating to the claim for benefits to the Plan Administrator. The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Plan Administrator shall provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Plan Administrator shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty (60) day period as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If the Plan Administrator determines such an extension of time is required, written notice of the extension indicating the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. The claimant shall be provided with notification of the benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:

(a)	the specific reason or reasons for the adverse determination;

(b)	reference to the specific Plan provisions on which the benefit determination is based; and

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

Failure to receive notification within the sixty (60) or one hundred twenty (120) day period shall be deemed a denial of the appeal.
4.3    Legal Action.    No legal action for benefits under Section 6.9 the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 4.1 above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 4.2 above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 4.2 above).
4.4    Disability Claims.    Notwithstanding the foregoing, the provisions of this Section 4.4 will apply if a claim for a benefit requires a determination of Disability under the Plan.

(a)
Initial Denial. If a claim for a Disability benefit under the Plan is denied in whole or in part, the Plan Administrator will notify the claimant of its decision within 45 days of the date the claim was filed, unless an extension of time is necessary or the claimant voluntarily agrees to an extension. If, prior to the expiration of the initial 45-day period, the Plan Administrator determines that a decision cannot be made within that initial 45-day period due to matters beyond the control of the Plan, the Plan Administrator will notify the claimant before the end of the 45-day review period that a 30-day extension of time is necessary. If, prior to the end of the first 30-day extension period, the Plan Administrator determines that a decision cannot be made within that first 30-day extension period due to matters beyond the control of the Plan, the Plan Administrator will notify the claimant before the end of the first 30-day extension period that an additional 30-day extension of time is necessary. Any notice of an extension of time shall:

(i)	specify the circumstances requiring the extension of time and the date a decision is expected to be rendered;

(ii)	explain the standards on which entitlement to a Disability benefit is based;

(iii)	state the unresolved issues that prevent a decision on the claim; and

(iv)	describe any additional information needed to resolve those issues.
If the Plan Administrator requires additional information from the claimant to process the Disability benefit claim and a timely notice requesting the additional information is transmitted to the claimant, the claimant must provide the additional information within 45 days of the date the notice is provided. The claims review period will be temporarily suspended until the earlier of the date the claimant provides the required information or the end of the permitted response period.
The notice requesting additional information may also serve as notice of a claim denial if the notice clearly states that unless the claimant provides the requested information within the prescribed time period, the claim will be denied for failure to provide sufficient information. A combined notice must provide both the information described above and the information under Notice of Denial below. If the claimant is required to provide additional information, the Plan Administrator has discretion to decide whether to request the information and extend the initial review period, as described in this section or, instead, to deny the claim on the basis that there is not sufficient information to proceed.

(b)	Notice of Denial. If a Disability benefit claim is denied, the notice shall contain the following information:

(i)	the specific reasons for the denial;

(ii)	reference to the specific Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim;

(v)
either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar provision, either the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy thereof is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion;

(vi)
if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge;

(vii)
a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the claimant of health care professionals who treated the claimant and vocational professionals who evaluated the claimant (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination; and (3) any Disability determinations made by the Social Security Administration;

(viii)
a description of the review (i.e., appeal) procedures, the time limits applicable to such procedures, and in the event of an adverse review decision, a statement describing any voluntary review procedures and your right to obtain copies of such procedures; and (i) a statement that if the claimants request a review of the Plan Administrator’s decision and the review is adverse to the claimant, that there is no further administrative review following such initial review, and that the claimant will have a right to bring a civil action under ERISA §502(a).

The notice shall also include a statement advising the claimant that, within 180 days of the date the notice is received by the claimant, the claimant may obtain review of the decision as explained below.

(c)
Right to Appeal. Within the 180-day period beginning on the date the notice regarding disposition of the claim is received by the claimant, the claimant may request that the claim denial be reviewed by filing with the Plan Administrator a written request for such review. The written request for such review shall contain the following information:

(i)	the date on which the request was received by the Plan Administrator;

(ii)	the specific portions of the denial of the claim which is requested to be reviewed;

(iii	a statement setting forth the basis upon which the claimant believes the Plan Administrator’s denial of the claim should be reversed and the claim should be accepted; and

(iv)
any other written information (offered as exhibits) which the claimant wants to be considered to explain his or her position, without regard to whether such information was submitted or considered in the initial Disability benefit determination.

(d)
Review by Alternate Reviewer. Review of a Disability benefit claim that has been denied under the procedures described herein will be conducted by a reviewer who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The reviewer will not afford deference to the initial adverse benefit determination, but will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the adverse benefit determination was based on a medical judgment, the reviewer will consult with an appropriate health care professional who (i) was not consulted on the original adverse benefit determination, (ii) is not subordinate to someone who was consulted on the original adverse benefit determination, and (iii) has appropriate training and experience in the field of medicine involved in the medical judgment. The reviewer will either (A) provide claimant with a list of any experts whose advice was obtained on the original adverse determination, without regard to whether the advice was relied upon in making the determination or (B) notify claimant that he or she may request, in writing, a list of such experts. The claimant shall be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim. No fee may be charged for such access and/or copies.

(e)
Review on Appeal. An appeal of an adverse Disability benefit determination will be reviewed within 45 days of the date it is received by the Plan Administrator (unless special circumstances require an extension to 90 days and the claimant so notified before the end of the 45-day review period). The reviewer will conduct a full and fair review of the Plan Administrator’s decision denying the claim for Disability benefits and will render its written decision. If the reviewer anticipates denying the appeal, whether in whole or in part, based on new or additional evidence or a new or additional rationale, the reviewer shall provide the claimant with:

(i)
the new or additional evidence considered, relied upon, or generated by or at the direction of the Plan, the insurer, the reviewer, or any other person making the Disability benefit determination and/or

(ii)	the new or additional rationale for the determination.
The information shall be provided to the claimant free of charge and as soon as possible so that the claimant shall have a reasonable opportunity to review the information and submit a response before the reviewer is required to render its decision. If the reviewer decides for whatever reason to deny, whether in whole or in part, the appeal of an adverse Disability benefit determination, the reviewer’s decision shall be provided in a culturally and linguistically appropriate manner and contain the following:

(i)	the specific reasons for the denial;

(ii)	reference to specific Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iv)
either (1) if the claim denial is based on an internal rule, guideline, protocol, or other similar criterion, either the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion is available upon request, free of charge or (2) an affirmative statement that the claim denial is not based on an internal rule, guideline, protocol, or other similar criterion;

(v)
if the claim denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation is available upon request, free of charge;

(vi)
a discussion of the decision, including an explanation for disagreeing with or not following (1) the views presented by the claimant of health care professionals who treated the claimant and vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination; and (3) any Disability determinations made by the Social Security Administration;

(vii)	a statement describing any voluntary review procedures and the claimant’s right to obtain copies of such procedures; and

(viii)	a statement that the claimant has a right to bring a civil action under ERISA §502(a).
4.5    Interpretation. In reviewing claims, in addition to the authority under Article VI of the Plan (and not by way of limitation), the Plan Administrator shall have sole and full discretionary authority to interpret the terms of the Plan, including any uncertain terms, to determine eligibility for, entitlement to, and the amount of any benefits, and to make factual findings and determine any other claims related to the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect and shall be final, binding and conclusive on all interested parties and shall be afforded the maximum deference permitted by law.
ARTICLE V - TERMINATION, AMENDMENT OR MODIFICATION
Notwithstanding anything in this Plan to the contrary, the Plan Administrator expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof, provided, however, that except as required by law, the Plan may not be amended or terminated within six (6) months prior to a Change in Control or on or within two (2) years immediately following a Change in Control in a manner that would adversely affect the rights of a Participant without the express written consent of the Participant so affected. If a Participant has become entitled to Severance Pay or is currently receiving Severance Pay and such Participant’s Separation Agreement and General Release of Claims has become effective, as provided under Article III, prior to such termination, amendment or modification, such severance payable shall not be reduced by the termination, amended or modification. The termination, amendment or modification of the Plan shall be effected solely by a document in writing.
ARTICLE VI – MISCELLANEOUS
6.1    Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan Administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction. Neither the Plan Administrator nor anyone acting on its behalf shall be liable in any manner for any action taken or determination made under the Plan in good faith.
6.2    No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, any beneficiary, or other person any legal or equitable right against the Company or any officer, Director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Participant be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. The Company continues to have the absolute right to terminate a Participant’s employment with or Without Cause.
6.3    Records. The records of the Company with respect to Base Salary, Incentive Compensation, Accrued Compensation, Pro-Rata Bonus, and all other relevant matters shall be conclusive for all purposes of this Plan.
6.4    Construction. This Plan shall be construed and enforced according to the laws of Delaware to the extent not preempted by federal law, which shall otherwise control. In addition, this Plan is intended to be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder, and to the extent this Plan is not so exempt, to comply with Section 409A, and this Plan should be interpreted, administered and operated accordingly. The Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax law or regulations. Anything herein to the contrary notwithstanding, the terms of the Plan shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between a Participant and the Company.
6.5    Financing. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.
6.6    Successors and Assigns. The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or to an Affiliate of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
6.7    Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.
6.8     No Mitigation. A Participant shall not be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise and, except as provided in Sections 3.4(d) or (e) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to a Participant in any subsequent employment.
6.9    Arbitration. Any controversy, dispute or claim arising out of or relating to the Plan, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York City, in the Borough of Manhattan (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or her costs and expenses in any such arbitration, including, but not limited to, attorneys’ fees; provided, however, if a Participant prevails on substantially all material claims, the Company shall reimburse the Participant for his or her reasonable attorneys’ fees and costs. It is part of the essence of the Plan that any claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
6.10    Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.
6.11    Notice. Notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Company’s Chief Executive Officer with a copy to the Company’s General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
6.12    Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Participant hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
6.13    Inconsistencies. In the event of any inconsistency between any provision of the Plan and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its Affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of the Plan shall control.
6.14    Beneficiaries/References. In the event of Participant’s death or a judicial determination of her incompetence, references in this Plan to Participant shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.
6.15    Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of a Participant and the Company hereunder shall survive the Participant’s termination of employment. Without limiting the generality of the forgoing, the provisions of Article III and Section 6.10 shall survive the Participant’s termination of employment.

6.16    Severability. The provisions of the Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
6.17    Non-transferability. Neither the Plan nor any right or interest hereunder shall be assignable or transferable by Participant, Participant’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
6.18    Non-Duplication of Benefits. The Plan is intended to supersede, and not to duplicate, any other plan, program, arrangement or agreement providing the Participant with severance or related benefits in the case of a Participant’s Termination.
6.19    Certain Rules of Construction.

(a)	The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(b)	Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

(c)	The term “including” is not limiting and means “including without limitation.”

(d)
References in the Plan to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Plan) and to any subordinate legislation made from time to time under such statute or statutory provision.

(e)	References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

APPENDIX I

PARTICIPANT LIST

Name	Incentive Compensation

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APPENDIX II
FORM OF RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made by and between __________________ (“Executive”) and Realogy Holdings Corp. (the “Company”).
1.    For and in consideration of the payments and benefits provided in the Realogy Holdings Corp. Severance Pay Plan For Executives (the “Plan”), Executive, for herself, her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and Affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, Affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; (i) arising from the beginning of time up to the date upon which Executive signs the Release; (ii) arising out of, relating in any way to, Executive’s employment with the Company or any of the other Releasees, or the termination of Executive’s employment relationship with the Company or any of the other Releasees; (iii) arising under or relating to the Plan; (iv) arising under any federal, local or state law, executive order, statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, any “whistleblower” or retaliation claims (to the extent permitted by applicable law), and/or the applicable federal, state or local law, executive order, statute or regulation against discrimination, each as amended; (v) relating to wrongful employment termination or breach of contract; or (vi) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date upon which Executive signs the Release; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) Executive’s ability to bring appropriate proceedings to enforce the Release; and (d) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

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2.    Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
3.    Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
4.    Executive acknowledges and agrees that Executive has been advised of Executive’s right to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release knowingly, freely and voluntarily. Executive further acknowledges and agrees that Executive has twenty-one (21) calendar days, or in the event of a group termination, forty-five (45) calendar days, to consider the Release, and any exhibits hereto, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to the Company’s Chief Human Resources Officer, which must be received by the Company within such seven (7) day revocation period. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.
5.    It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
6.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release. Executive further acknowledges and agrees that she is executing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled.
7.    The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest

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extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
8.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the state of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
9.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.
IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the below-written dates.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

REALOGY HOLDINGS CORP.

By:	Name:

Dated:	Dated:

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